Exhibit 23.1

The Board of Directors

Liberty Global, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-128945, 333-128553, 333-125927, 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038, 333-140111 and 333-152753) on Form S-3 and on Form S-8 of Liberty Global, Inc. of our report dated February 24, 2010, except for note 5 — discontinued operations, which is as of May 11, 2010, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive earnings (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears on Form 8-K of Liberty Global, Inc. dated May 11, 2010. The financial statements of Telenet Group Holding NV, a majority-owned subsidiary as of December 31, 2007 and for the year then-ended, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Telenet Group Holding NV, is based solely on the report of the other auditors.

Our report refers to a change in the methods of accounting for business combinations, noncontrolling interests, certain investments and an insurance arrangement as well as a change in presentation of reportable segments. Our report indicates the J:COM Disposal Group has been retrospectively presented as a discontinued operation.

KPMG LLP

Denver, Colorado

May 11, 2010